Exhibit 11.1

                               Centennial Bancorp
                        Computation of Earnings Per Share


                                                 Year Ended December 31,
                                             1995        1994         1993
                                          ----------   -----------  -----------
INCOME:

     Net income (primary)                 $4,551,318   $3,501,579   $2,763,039

     Add Convertible Debenture interest
        expense, net of tax (1)              430,603      310,830          --
                                          ----------   ----------   ---------

     Net income (fully diluted)           $4,981,921   $3,812,409   $2,763,039
                                          ==========   ==========   ==========

WEIGHTED AVERAGE SHARES OUTSTANDING:

     Weighted average shares outstanding
        (primary)                          4,796,285    4,751,256    4,710,545

     Weighted average shares issuable upon
        conversion of all debentures (1)     892,598      606,478           --
                                           ---------    ---------    ---------

     Weighted average shares outstanding
        (fully diluted)                    5,688,883    5,357,734    4,710,545
                                           =========    =========    =========

NET INCOME PER SHARE:

     Primary                               $     .95    $     .74    $     .59
     Fully diluted                         $     .88    $     .71    $     .59






(1)  The Convertible Debentures were issued April 27, 1994.